UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): June 8, 2006
MERCANTILE BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32434	37-1149138
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)
440 Maine Street, Quincy, Illinois 62301
(Address of Principal Executive Offices) (Zip Code)
(217) 223-7300
Registrant’s Telephone Number, Including Area Code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
     Mercantile Bancorp, Inc. announced in a press release dated June 8, 2006 that it expects to receive cash and stock in First Charter Corporation as a result of the merger between First Charter and GBCP Bancorp. GBCP is the sole shareholder of Gwinnett Banking Company, located in Lawrenceville, Georgia. Mercantile owns 5% of GBCP Bancorp as a cost method investment. On June 1, 2006, First Charter and GBCP announced a definitive agreement to merge. The transaction, which is subject to regulatory and shareholder approvals of both companies, is expected to close in fourth quarter 2006.
     Mercantile said it purchased 82,460 shares of GBCP Bancorp common stock at $14.00 per share on December 21, 2001. First Charter is offering GBCP shareholders 1.989 shares of its stock or $47.74 in cash for each GBCP share. Based on the closing stock price of First Charter on June 1, 2006, Mercantile anticipates receiving approximately $4 million in exchange for its shares, which should include approximately 114,809 shares of First Charter stock and $1.181 million in cash. The merging companies anticipate the deal will require 70% of GBCP shares to be exchanged for First Charter shares, with the remainder of the consideration in cash. The two companies anticipate the distribution of First Charter shares in exchange for GBCP shares will be tax-free.
     The full text of the press release announcing these items is included herein as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Exhibits
     (c) Exhibits:

Exhibit
Number	Description

99.1	Press release issued by Mercantile Bancorp, Inc. on June 8, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercantile Bancorp, Inc.
By:	/s/ Dan S. Dugan
Name:	Dan S. Dugan
Title:	President, Chief Executive Officer and Chairman

Date: June 8, 2006

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